Exhibit 5

June 28, 2011

Vertro, Inc.
143 Varick Street
New York, New York 10013

Re:     Registration Statement on Form S-8 for Vertro, Inc. 2006 Stock Award and Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for Vertro, Inc., a Delaware corporation (“Vertro”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 700,000 shares of Common Stock, $0.005 par value per share (the “Shares”), to be issued under the Plan.

In connection with this opinion, we have examined such corporate records, documents, and other instruments of Vertro as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP